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                                                                 EXHIBIT *(10.1)

                       CONSTRUCTION AND SALES AGREEMENT


     This Construction and Sales Agreement (the "AGREEMENT"), dated March 31, 1997, is made and entered into by and between REGENCY SERVICE CORPORATION, a California corporation ("RSC"), and GARY L. MCDONALD REAL ESTATE AND DEVELOPMENT CO., a California corporation ("GMREDCO").

RECITALS

     A. RSC and GMREDCO are parties to that certain Project Management Agreement, dated as of April 1, 1996, as amended by an Amendment to Project Manager Agreement, dated August 21, 1996, a Contract Extension Agreement, dated December 19, 1996, a Contract Extension Agreement Extension, dated January 31, 1997, and a Contract Extension Agreement Extension, dated March 1, 1997 (collectively, the "PROJECT MANAGEMENT AGREEMENT").

     B.   The term of the Project Management Agreement expires on March 31,
1997.

     C. RSC desires to assume responsibility for the management and disposition of the projects described in EXHIBIT A to this Agreement (the "Projects") and to engage GMREDCO to provide construction and sales services as designated by RSC and as provided in this Agreement.

AGREEMENT

     Now, therefore, in consideration of the mutual covenants set forth below and other valuable consideration, the receipt and sufficiency of which are acknowledged, RSC and GMREDCO, intending to be legally bound, hereby agree as follows:

     1.   BASIC PROVISIONS.

          Date of Agreement:  March 31, 1997.

          Effective Date:     April 1, 1997 (the "EFFECTIVE DATE").

          Term:               See section 8 below.

          Compensation:       See section 7 below.

          Projects:           Those projects listed on EXHIBIT A to this
                              Agreement for so long as RSC holds an interest, direct or indirect, therein (the "PROJECTS")

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           Address for Notices:    RSC: Regency Service Corporation
                                        Attention:  Steve Hertel
                                        P. O. Box 16279
                                        Fresno, CA 93755-6279
                                        Fax: 209-438-2699
                                        Phone: 209-438-2600

                              GMREDCO:  Gary L. McDonald Real Estate
                                        and Development Co.
                                        Attention:  Gary L. McDonald
                                        7120 North Whitney Avenue
                                        Fresno, CA  93720-0513
                                        Fax: 209-322-0603
                                        Phone: 209-322-1700

     2. PROJECT MANAGEMENT AGREEMENT EXPIRATION. The parties acknowledge and agree that the Project Management Agreement shall expire on March 31, 1997. The provisions of the Project Management Agreement which by their terms or context survive the expiration or termination of the Project Management Agreement shall continue in full force and effect. On or before April 30, 1997, GMREDCO shall prepare and submit to RSC, for RSC's approval, a final accounting of expenses to be paid by RSC through such expiration date. This Agreement also terminates and supersedes any and all other agreements between RSC and GMREDCO pertaining to the construction, marketing and/or sale of improved and unimproved lots within the Projects.

     3. APPOINTMENT. RSC engages GMREDCO to provide construction, marketing and sales services on the terms described in this Agreement. GMREDCO accepts such appointment and agrees to provide the services and perform the duties assigned to GMREDCO in this Agreement. Construction, marketing and sales services shall be provided only for those lots within the Projects as are designated by RSC (the "LOTS"). Selection of Lots for construction and/or sale by GMREDCO shall be in RSC's sole discretion. However, GMREDCO may confer with RSC in determining the Lots to be designated. Nothing in this Agreement shall be construed to obligate RSC to designate any Lot or Lots for improvement and/or sale. GMREDCO's obligations under this Agreement with respect to a particular Lot shall commence upon GMREDCO's receipt of written notice designating the Lot or Lots to be improved and/or sold by GMREDCO.

     4. CONSTRUCTION SERVICES. With respect to each Lot designated by RSC for construction of improvements by GMREDCO, GMREDCO shall serve as the construction manager and general contractor for the construction of single family residences and related improvements on such Lots (the "CONSTRUCTION WORK"). All such improvements shall be as designated by RSC.

          4.1 PLANS AND SPECIFICATIONS. RSC shall furnish all plans, drawings and specifications for the Construction Work. All such plans, drawings, specifications and copies

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thereof furnished by RSC or its architect shall remain the property of RSC and may not be used on any other project without the express written consent of RSC. From time to time, supplemental drawings and specifications may be provided by RSC either as part of the original construction documents or as part of Change Orders (defined below) submitted after commencement of the work. Such supplemental drawings and specifications shall modify and supplement the previously existing drawings and specifications, PROVIDED that GMREDCO shall have had a reasonable opportunity to review such documents.

          4.2 DUTIES. In its capacity as construction manager, GMREDCO shall provide the following services:

               (a) schedule and attend regular meetings with RSC and its agents during the development of conceptual and preliminary designs, and during the course of the Construction Work and, in general, keep RSC fully informed on a regular basis of the progress of the Construction Work, including the preparation of such reports as may reasonably be requested by RSC;

               (b) advise RSC and its agents on recommendations for site use, improvements, selection of materials, building systems and equipment, construction feasibility, availability of materials and labor, time requirements for construction, and factors relating to costs, including costs of alternative designs or materials, preliminary budgets and possible economics;

               (c) assist RSC in obtaining (at RSC's expense), and maintain in full force and effect during the course of construction, any and all governmental permits, approvals and agreements required for the lawful construction, completion and occupancy of the improvements included in the Construction Work, including, without limitation, special permits for inspection and temporary facilities required to be obtained by RSC, GMREDCO or the Trade Contractors (defined below);

               (d) comply, within a reasonable time after RSC's request, with all terms and conditions applicable to RSC or the Projects contained in any (i) loan agreement entered into in connection with any construction for the Projects, (ii) permit, approval or agreement issued by or entered into with any governmental authority relating to the terms and conditions of such construction, (iii) insurance policy affecting or covering the Projects, or (iv) surety bond obtained in connection with the work on the Projects; PROVIDED that RSC has notified GMREDCO of such terms and conditions by providing GMREDCO with either a written summary of the same or with a copy of such documents or instruments;

               (e) prepare or cause to be prepared and distribute to RSC, for RSC's approval: (i) a critical path schedule for each Construction Work project assigned to GMREDCO, and periodic updates thereto as required by RSC to reflect any material changes to the critical path schedule, (ii) construction budgets and cost estimates as required by RSC, and (iii) financial accounting reports, including monthly progress reports. All such documents shall include such line items, elements and other detail as may be reasonably required by RSC and shall be substantially in the form of such reports as GMREDCO has previously been required to

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furnish to RSC.  In developing the construction budgets for the Construction
Work, GMREDCO shall obtain not less than two (2) independent, competitive bids for all major trade items (e.g., electrical, plumbing, concrete, roofing, cabinetry, painting, etc.) contained in the construction budget. In the event that GMREDCO or an Affiliate (defined below) of GMREDCO submits a bid for any such major trade item, then the bid of GMREDCO or its Affiliate shall be in addition to the two (2) or more independent, competitive bids for such work (for a total of not less than three (3) bids). All bids, the construction budget and any changes to the construction budget shall be subject to RSC's approval. If any contractor, subcontractor, materialman or laborer (the "TRADE CONTRACTORS") whose bid has been accepted and incorporated into the construction budget is thereafter determined by RSC not to be able to comply with the terms of the bid, then GMREDCO shall obtain for RSC's approval not less than two (2) additional independent, competitive bids for such work or materials from qualified parties, and the Trade Contractor whose bid is approved by RSC shall be substituted for the Trade Contractor who was unable to perform in accordance with its bid;

               (f) expedite the procurement of long lead-time items to ensure their delivery by the date required in the critical path schedule; ensure the adequacy of the work force, equipment and materials at the work site; maintain a competent staff at the work site; provide on-site construction supervision; coordinate and direct the work in progress of the Trade Contractors on the site; provide all supervision, labor, materials, equipment, tools and supplies which are necessary for completion of the Construction Work and which are not provided by the Trade Contractors or by RSC; and, in general, perform or cause to be performed the Construction Work in accordance with the approved critical path schedule and construction budget (as the same may be modified during the course of construction subject to RSC's approval) and in accordance with the dates specified by RSC for substantial and final completion of the work;

               (g) assist RSC in obtaining reimbursement of deposits and prepaid fees from City of Fresno, City of Clovis, utility companies and others holding deposits or prepaid fees;

               (h) if requested by RSC, provide to RSC a complete list of all Trade Contractors engaged by GMREDCO with respect to the Projects; check all materials and labor entering into the work and keep a full detailed account thereof;

               (i) assist RSC in keeping the Projects free of all mechanics liens, including, without limitation, by obtaining and delivering to RSC, prior to making any progress or final payment to any Trade Contractor, conditional and unconditional lien waivers in statutory form acceptable to RSC;

               (j) maintain the job sites and the streets and sidewalks around the job sites in a clean, orderly and safe condition; provide project site security and safety as appropriate; establish procedures for minimizing accumulation of dirt and dust on such areas; and, at the completion of the Construction Work, remove all spillage, waste materials and debris arising from the performance of the Construction Work and all of GMREDCO's and its Trade Contractors' tools, equipment and surplus materials;


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               (k)  enforce strict discipline and good order among GMREDCO's employees and the Trade Contractors, and maintain harmonious labor relations among the Trade Contractors;

               (l) maintain current progress payment system providing for the review, processing and payment of all Trade Contractors consistent with the applicable construction budget; respond to inquiries and resolve problems concerning invoices from and payments to Trade Contractors; assist RSC in the processing and distribution of payments; and

               (m) assist RSC and its architect in determining the substantial completion and final completion of the Construction Work (or designated portions thereof); prepare reports of incomplete, defective or unsatisfactory work and time schedules for their completion; ensure completion of punchlist items in accordance with time schedules approved by RSC; apply for and obtain final inspections and occupancy certificates; and cooperate with RSC in recording notices of completion;

          4.3 CHANGE ORDERS. RSC may order changes in the Construction Work (a "CHANGE ORDER"), whether by addition, deletion or modification, to the plans and specifications previously provided to GMREDCO. GMREDCO may request Change Orders to accommodate on-site conditions, inability to obtain specified materials or equipment within the necessary time frame or for reasonable cost, governmental requirements, modifications requested by purchasers or other good cause. GMREDCO shall provide to RSC written estimates of GMREDCO's profit and overhead charge to implement the Change Order, the cost or credit to RSC resulting from the Change Order and the impact on the critical path schedule for the Construction Work. No Change Order shall be effective unless and until it is approved in writing by RSC.

          4.4 WARRANTY. GMREDCO warrants to RSC and to each purchaser of the Lot on which the Construction Work was performed that (a) all equipment and materials incorporated into the Construction Work for such Lot shall conform to the plans and specifications therefor or, if no such specifications are provided by RSC, that such equipment and materials shall be new and of good quality, and
(b) all equipment, materials, supplies and work furnished by or at the direction of GMREDCO (either directly or through Trade Contractors) shall be free of defects in materials or workmanship for a period of one (1) year after final completion of such Construction Work. If a Trade Contractor provides a longer warranty with respect to its portion of the work, the foregoing warranty by GMREDCO shall be deemed extended to be co-extensive and coterminous with the warranty of such Trade Contractor. The foregoing warranty shall not apply to design defects unless the design was provided by or at the direction of GMREDCO. Notwithstanding the foregoing, nothing in this Agreement shall be construed to alter any limitations period that otherwise applies to GMREDCO or any Trade Contractor.

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          4.5  CORRECTIVE WORK.  GMREDCO shall provide corrective work as follows:

               (a) GMREDCO'S WARRANTY CLAIMS. GMREDCO shall promptly correct Construction Work that fails to conform to the plans and specifications, whether or not the deficiency is observed before or after the Construction Work is determined to be substantially completed, and shall promptly correct any warranty claims made with respect to the Construction Work. All such warranty work shall be at GMREDCO's sole expense (subject to GMREDCO's right to seek reimbursement from responsible Trade Contractors). If, prior to final completion, GMREDCO fails to correct Construction Work which is not in accordance with the requirements of the plans and specifications, or persistently fails to carry out the Construction Work in accordance with the plans and specification or this Agreement, then RSC may, by written notice, order GMREDCO to stop the Construction Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of RSC to stop the Construction Work shall not give rise to a duty on RSC's part to exercise this right for the benefit of GMREDCO or any other person.

               (b) CONTRACT WARRANTY WORK. GMREDCO agrees to correct promptly any construction deficiencies which are identified to GMREDCO by RSC in improvements within the Project which were constructed by a general contractor other than GMREDCO. In consideration for such services, RSC shall pay to GMREDCO a fee as set forth in the Compensation Schedule attached as EXHIBIT B.

               (c) PUNCH-OUT WORK. Following substantial completion of the Construction Work on a Lot, GMREDCO shall cooperate with RSC in performing a walk-through inspection of such Construction Work and preparing a punch-out list of items requiring corrective or supplemental action. GMREDCO shall promptly cause such corrective or supplemental action to be taken, to RSC's reasonable satisfaction. In the event such corrective or supplemental action does not constitute a claim against GMREDCO's warranty (i.e., such work is not required as a result of any failure of the Construction Work to conform to the plans and specifications), then RSC shall pay to GMREDCO a fee for such work as set forth in the Compensation Schedule attached as EXHIBIT B.

          4.6 DOCUMENTATION. GMREDCO shall provide to RSC and to any purchaser of the Lots on which the Construction Work was performed, all warranty documents, operating instructions and manuals, and equipment servicing and replacement parts furnished by the supplier as part of the original unit purchase for the work, equipment or improvement in question.

          4.7 RSC'S RIGHTS AND RESPONSIBILITIES. RSC shall provide GMREDCO with legal access to the construction site, by means of public roads or private easements or licenses. RSC reserves the right to enter the job sites at any time with its employees, agents and contractors; PROVIDED, that it shall conduct its activities on the job site in a manner so as to minimize any interference with the performance of the Construction Work by GMREDCO. RSC further reserves the right to perform construction or operations related to any Project (whether construction, marketing, sales or other) with its own forces or to award separate contracts in

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connection with other portions of any Project.  Any such work shall be coordinated between RSC and GMREDCO.

     5. MARKETING AND SALES. With respect to improved or unimproved Lots designated by RSC for sale by GMREDCO, GMREDCO shall provide the following marketing and sales services:

          (a) assist RSC in RSC's development of its marketing strategy and materials, and implement the approved marketing program;

          (b) identify and make contact with potential buyers through a variety of methods, including, without limitation, individual direct contact, and appropriate group meetings (breakfasts/lunches) with builders and brokers specializing in improved and unimproved residential properties;

          (c) develop sales contracts and negotiate terms and conditions of sales for RSC's approval;

          (d) monitor performance of buyers pursuant to the terms and conditions of the sales contracts and, with respect to improved Lots, coordinate the sales effort with the scheduled completion dates of residences being constructed;

          (e)  assist buyers in obtaining requisite financing;

          (f) interface with brokers and escrow/title companies on Lot marketing and sales, including, but not limited to, meetings, providing data sheets and, if designated by RSC, listing Lots with the local real estate board's multiple listing service; and

          (g) schedule and attend regular meetings with RSC and its agents and keep RSC fully informed on a regular basis of the progress of the sales and marketing effort, including the preparation of such reports as may reasonably be requested by RSC.

     6.   GENERAL DUTIES.  GMREDCO further agrees as follows:

          (a) to obtain and maintain during the term of this Agreement public liability insurance covering personal injury and property damage which may arise from or during the performance of this Agreement and course of completion insurance, in such limits as RSC may reasonably approve, and automobile liability, workers' compensation and such other insurance as may be required by law, naming as additional insureds RSC, any mortgagee or deed of trust beneficiary, and any other person or entity having an insurable interest in the Projects and specified by RSC. RSC agrees to reimburse GMREDCO the cost, if any, of adding such additional insureds to such policies. GMREDCO shall also ensure that all Trade Contractors obtain and maintain during the course of their respective work on the Projects such insurance as may be required by law;

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          (b)  to comply with all applicable present and future laws, ordinances, orders, rules, regulations and requirements (hereinafter, "LAWS") of all federal, state and municipal governments, courts, departments, commissions, boards and offices, any national or local board of fire underwriters or insurance services offices having jurisdiction in the county or counties in which the Projects are situated, or any other body exercising functions similar to those of any of the foregoing, or any insurance carriers providing any insurance coverage for RSC or the Projects, which may be applicable to the Projects. GMREDCO shall likewise ensure that all agreements between GMREDCO and independent contractors performing work in connection with the Projects on behalf of GMREDCO shall include the agreement of such independent contractors to comply with all such applicable laws;

          (c) to assemble and retain all contracts, agreements and other records and data as may be necessary to carry out GMREDCO's functions under this Agreement, and to permit RSC, any representative or auditor thereof or supervisory or regulatory authority to inspect and copy such documents and data; and

          (d) to maintain at all times during the term of this Agreement all books and records prepared or maintained by GMREDCO at the place or places approved by RSC, and make such books and records available for and subject to audit, inspection and copying by RSC, any representative or auditor thereof or supervisory or regulatory authority. GMREDCO agrees that any supervisory or regulatory authority shall also have the right, in connection with any examination of RSC or the Projects, to examine and question GMREDCO and its employees with respect to any such books and records, and GMREDCO agrees to cooperate with all such supervisory or regulatory authorities.

     7.   COMPENSATION.

          7.1 AMOUNT; PAYMENT. As compensation for the services rendered by GMREDCO under this Agreement, RSC shall pay to GMREDCO a fee computed in accordance with the Compensation Schedule attached as EXHIBIT B hereto.

          7.2  FULL COMPENSATION.  The compensation amount specified in section
7.1 above shall constitute full and complete payment to GMREDCO, and to any and all of its officers, employees, agents, principals and affiliates, for all services rendered under this Agreement. GMREDCO shall not be entitled to any other payment or reimbursement from RSC for any expenses GMREDCO may incur in the performance of this Agreement, including, without limitation, expenses for wages, salaries, travel, insurance, rent, secretarial and clerical support, duplication, copying, telephone, facsimile and other communication charges, tools, equipment, supplies, furnishings, entertainment costs, and all other related and unrelated costs and expenses, overhead and profit, except for such expenses of GMREDCO which RSC may, in its discretion, expressly agree in writing to reimburse to GMREDCO or pay on GMREDCO's behalf.

          7.3 OFFSET RIGHT. Notwithstanding the provisions of this section 7 to the contrary, RSC shall have the right to offset against any compensation otherwise due GMREDCO under this Agreement any amounts owing by GMREDCO to RSC, whether under or pursuant to

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this Agreement, pursuant to applicable rules or regulations of regulatory agencies or governmental authorities having jurisdiction, or otherwise. Without limiting the foregoing, RSC shall have the right to withhold from any compensation otherwise due GMREDCO hereunder sums expended by RSC, or reasonably estimated by RSC to be expended, in the discharge of any obligation of GMREDCO which is not performed in accordance with the terms of this Agreement. To the extent GMREDCO has been paid by RSC for any work which is the subject of any claim of lien , stop notice, equitable lien, lis pendens or other encumbrance against any Project, then GMREDCO shall immediately and at its expense procure and record appropriate lien release bonds which will extinguish such claim, stop notice or lis pendens.

     8.   TERM AND TERMINATION.

          8.1 TERM - CONSTRUCTION SERVICES. Unless sooner terminated in accordance with section 8.4 below or extended pursuant to section 8.3 below, the term of this Agreement with respect to the construction management services to be rendered by GMREDCO under this Agreement shall commence on the Effective Date and shall continue until December 31, 1997.

          8.2 TERM - SALES AND MARKETING SERVICES. Unless sooner terminated in accordance with section 8.4 below or extended pursuant to section 8.3 below, the term of this Agreement with respect to the sales and marketing services to be rendered by GMREDCO under this Agreement shall commence on the Effective Date and shall continue, with respect to a particular Lot designated by RSC to be marketed and sold by GMREDCO, until ninety (90) days after final completion of the Construction Work on such Lot or, if the Lot is to be sold in an unimproved condition, ninety (90) days after the date on which RSC notifies GMREDCO in writing that it has designated such Lot to be sold by GMREDCO.

          8.3 EXTENSION. RSC shall have the right to extend the term of this Agreement, with respect to the construction services, the sales and marketing services or both, and with respect to any or all remaining Lots within the Projects, by giving written notice of such extension to GMREDCO at any time prior to the expiration of the applicable term. If RSC exercises its right to extend the term of this Agreement, then this Agreement shall continue in effect for the extension period specified in such written notice of extension; PROVIDED, HOWEVER, that in no event shall the term of this Agreement be extended beyond December 31, 1998.

          8.4 TERMINATION. This Agreement may be terminated prior to the expiration of its term as follows:

               (a)  BY RSC.  RSC may terminate this Agreement as follows:

                    (i) immediately upon written notice to GMREDCO in the event of GMREDCO's default under this Agreement. A "default" by GMREDCO is defined as the occurrence of one or more of the following events:

                         (A)  GMREDCO fails to perform any of its services or
work under this Agreement in the manner or within the time required herein and fails to cure such failure within fifteen (15) days after written notice specifying the nature of such failure is

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given by RSC to GMREDCO, or if such failure cannot reasonably be cured within fifteen (15) days, fails to commence such cure within such fifteen (15) day period or thereafter fails diligently to prosecute such cure to completion within sixty (60) days thereafter; or

                         (B)  GMREDCO shall file a voluntary petition in
bankruptcy; or shall be adjudicated a bankrupt or insolvent; or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state law relating to bankruptcy, insolvency or other relief for debtors; or shall seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of GMREDCO or of all or any substantial part of its properties (the term "acquiesce", as used herein, being deemed to include, but not be limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law); or a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against GMREDCO seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state law relating to bankruptcy, insolvency or other relief for debtors, and GMREDCO shall consent to or acquiesce (as hereinabove defined) in the entry of such order, judgment or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof; or any trustee, receiver, conservator or liquidator of GMREDCO or of all or any substantial part of its properties shall be appointed without the consent of or acquiescence of GMREDCO and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days; or

                    (ii) immediately upon written notice to GMREDCO that RSC has fully divested itself of all of its interests in the Projects; or

                    (iii) immediately upon written notice to GMREDCO, in the event that Gary L. McDonald ceases to be the chief executive officer of, and the holder of a controlling equity interest in, GMREDCO, whether by death, resignation, removal, sale or issuance of shares, or otherwise; or

                    (iv) immediately (or at such later date as specified by RSC in writing) upon written notice to GMREDCO in the event that RSC receives an order, directive or other formal or informal, oral or written, notice or communication from any regulatory agency or other governmental authority having or purporting to have jurisdiction over RSC or any of its Affiliates requiring the termination or modification of this Agreement; or

                    (v) upon not less than thirty (30) days prior written notice to GMREDCO for any reason, with or without cause, in RSC's sole and absolute discretion; PROVIDED, HOWEVER, such termination shall be prospective only and shall not affect GMREDCO's obligation to complete the Construction Work or the sales and marketing of any Lots theretofore designated by RSC to GMREDCO under this Agreement.; or

                    (vi) during the initial forty-five (45) days following the Effective Date, upon five (5) days notice in the event that the board of directors of RSC

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determines, in its discretion, that termination of this Agreement is in the best interests of RSC, its shareholders and Affiliates.

               (b) BY GMREDCO. GMREDCO may terminate this Agreement as follows:

                    (i) immediately upon written notice to RSC in the event of RSC's default under this Agreement. A "default" by RSC is defined as the occurrence of one or more of the following events:

                         A)   RSC fails to perform any of its obligations under
this Agreement in the manner or within the time required herein and fails to cure such failure within fifteen (15) days after written notice specifying the nature of such failure is given by GMREDCO to RSC, or if such failure cannot reasonably be cured within fifteen (15) days, fails to commence such cure within such fifteen (15) day period or thereafter fails diligently to prosecute such cure to completion within sixty (60) days thereafter; or

                         (B)  RSC shall file a voluntary petition in bankruptcy;
or shall be adjudicated a bankrupt or insolvent; or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state law relating to bankruptcy, insolvency or other relief for debtors; or shall seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of RSC or of all or any substantial part of its properties (the term "acquiesce", as used herein, being deemed to include, but not be limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law); or a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against GMREDCO seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state law relating to bankruptcy, insolvency or other relief for debtors, and RSC shall consent to or acquiesce (as hereinabove defined) in the entry of such order, judgment or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof; or any trustee, receiver, conservator or liquidator of RSC or of all or any substantial part of its properties shall be appointed without the consent of or acquiescence of RSC and such appointment shall remain unvacated and unstayed for an aggregate of sixty
(60) days; or

                    (ii) upon not less than thirty (30) days prior written notice to RSC for any reason, with or without cause, in GMREDCO's sole and absolute discretion; PROVIDED, HOWEVER, such termination shall be prospective only and shall not affect GMREDCO's obligation to complete the Construction Work or the sales and marketing of any Lots theretofore designated by RSC to GMREDCO under this Agreement.

               (c) ARBITRABLE DISPUTES. The failure or refusal of a Party to acquiesce to the demand of the other Party over any matter which, by the terms of this Agreement, is to be submitted to arbitration for resolution shall not constitute the basis of a default for which this Agreement may be terminated.

               (d) EFFECT OF TERMINATION. The expiration or termination of this Agreement shall not impair, waive or otherwise affect in any way the respective liabilities or obligations of the Parties hereunder which arose or accrued prior to the date of such expiration or termination or which, by their terms, survive the expiration or termination of this Agreement.

     9.   INDEMNITIES.  Each Party indemnifies the other Party as follows:

          9.1 BY GMREDCO. GMREDCO hereby indemnifies and agrees to defend and hold harmless RSC, its Affiliates, and their respective partners, principals, shareholders, officers, directors and employees (collectively, the "INDEMNITEES"), from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments, awards, costs and expenses (including, without limitation, reasonable attorneys' fees, court costs and witness fees), arising directly or indirectly, in whole or in part, out of (a) the performance of the services rendered by GMREDCO under this Agreement, (b) the breach of this Agreement by GMREDCO, or (c) any act or omission of GMREDCO, any of its officers, directors, agents, employees, Trade Contractors, or anyone directly employed by any of them, except to the extent that the source or cause of the claim is a design deficiency and except to the extent that the claim resulted solely from the negligence or misconduct of the Indemnitee.

          9.2 BY RSC. RSC hereby indemnifies and agrees to hold harmless GMREDCO and its Affiliates, partners, principals, shareholders, officers, directors, employees and agents from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments, awards, costs and expenses (including, without limitation, reasonable attorneys' fees, court costs and witness fees), relating to the construction and/or sale of improved or unimproved lots within the Projects to the extent the improvements on such lots were not constructed by or under the supervision of GMREDCO

     10. OTHER BUSINESSES. Nothing contained in this Agreement shall be construed so as to prohibit any party to this Agreement (each a "PARTY" and together the "PARTIES") or any Affiliate (defined below) or related person or entity of any Party from owning, operating or investing in any real estate development, wherever located, not constituting a Project. Either Party, and any Affiliate or related person or entity of such Party, may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including but not limited to the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, and neither Party shall have any rights by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom. For purposes of this Agreement, an "AFFILIATE" shall mean any individual, partnership, corporation, trust or other entity (collectively, a "PERSON") that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with a Party, including without limitation, a limited partnership in which a Party is a general partner, any Person that is a director, officer, employee, member of, partner in or trustee of, or serve in a similar capacity with respect to a Party or any Person with respect to which a Party is a director, officer, employee, member, partner or trustee or with respect to such Party serves in a similar capacity and, with respect to RSC, Regency Bancorp, Regency Bank, Regency Investment Advisors, and their respective directors, officers, shareholders and agents. A Person controls a corporation, for the purposes of this definition, when such Person owns at least a majority of the outstanding voting shares of the corporation, with the full right to vote such shares.

     11. CONTRACTS AND EXPENDITURES. GMREDCO shall have no authority to execute or otherwise enter into any agreement binding on RSC. GMREDCO shall have no authority to incur any expense or make any payment on behalf of RSC, and shall have no right to obtain reimbursement from RSC for any payment made by GMREDCO.

     12. NATURE OF AGENCY. It is expressly understood that RSC and GMREDCO are and shall remain independent contractors. This Agreement shall not be construed as creating a joint venture or partnership between them or their respective successors in interests. Neither Party shall have any authority to create or assume, in the name or on behalf of the other Party, any obligation, expressed or implied, nor to act or purport to act as the agent or the legally empowered representative of the other Party hereto for any purpose whatsoever except as expressly set forth herein.

     13. OWNERSHIP OF INFORMATION AND MATERIALS. Upon completion of GMREDCO's services or any sooner termination of this Agreement, GMREDCO shall deliver to RSC all written data and information generated by or for GMREDCO in connection with the Projects or supplied to GMREDCO by RSC or RSC's contractors, consultants or agents, and all drawings, plans, books, records, contracts, agreements and all other documents and writings in its possession relating to its services or the Projects. Such materials shall at all times be the property of RSC and RSC shall have the right to use the same without further compensation to GMREDCO.

     14. COMPLIANCE WITH LAWS; LICENSES. At all times during the term of this Agreement, GMREDCO shall perform its services and work in strict compliance with applicable federal, state and local law. Without limiting the foregoing, GMREDCO shall obtain and maintain such licenses as may be required for the performance by GMREDCO of its services under this Agreement.

     15. ARBITRATION. All claims or disputes between RSC and GMREDCO arising out of this Agreement, the performance of the Construction Work or the rendition of any other services to be provided by GMREDCO hereunder shall be settled and finally determined by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. In any case where the American Arbitration Association, or its successor, is not in existence or fails or refuses to act within a reasonably prompt period of time (but in no event exceeding 60 days from the date a request for arbitration is filed), then the arbitration shall proceed in accordance with the laws relating to arbitration then in effect in the State of California, including but not limited to sections 1280 through 1294.2 of the California Code of Civil Procedure, as the same may be amended or superseded from time to time. The following provisions shall also govern any such arbitration:

          15.1 INITIATION; PROCEDURES. Either Party may demand arbitration of any dispute under this Agreement by giving written notice thereof to the other Party at any time. The demand for arbitration shall contain a description of the dispute, the amount involved and the relief sought. Any arbitration pursuant to this Agreement shall be conducted before three neutral arbitrators having not less than ten
(10) years experience in real estate development, construction and sales. Arbitration proceedings shall be conducted in Fresno, California. All arbitration proceedings, including all evidence and statements, shall be confidential and shall not be used or disclosed for any other purpose.

          15.2 FINDINGS; AWARD; COSTS. The arbitrators' award shall be in writing and shall specify in reasonable detail the legal and factual bases of the award. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. The award shall be final and binding on the parties unless vacated or corrected pursuant to applicable law or proven to have been the result of a substantial error of law or fact. All fees and expenses of the arbitrators shall be shared equally by the parties to such arbitration. Each Party shall pay its own attorneys' fees, expenses and costs of the arbitration. Notwithstanding the foregoing, (a) the arbitrators shall have the authority to assess any of the foregoing costs against any Party acting in bad faith, (b) if the prevailing Party is required to initiate proceedings to enforce the award or confirming judgment, the prevailing Party shall be entitled to recover its costs and attorneys' fees associated with such action, and (c) if either Party brings any legal action by any method other than arbitration against the other with respect to any dispute required to be arbitrated under this Agreement, the other Party shall be entitled to recover from such Party all damages, costs, expenses and attorneys' fees incurred as a result of such action; PROVIDED, HOWEVER, each Party shall have the right to commence and pursue, prior to the appointment of the arbitrators, a legal action for injunctive or other protective relief in a court of competent jurisdiction.

          15.3 PAYMENT OF AWARD. Any cash award shall be payable in United States dollars through a bank in the United States. The award shall earn interest from the date of the award until satisfied in full at the United States prime interest rate as reported in the Western Edition of THE WALL STREET JOURNAL on the business day immediately preceding the date of the award.

     16. NOTICES. All notices, requests and communications required or permitted to be given by one Party to the other under this Agreement shall be in writing and shall be sent to the address of such Party set forth in section 1 above, or at such other address as the addressee may have provided to the other Party by written notice given in accordance with this section. Such notices shall be deemed to be duly given on the earliest of (a) actual receipt, irrespective of whether sent by post, telex, cable, facsimile transmission (followed by same day mailing of a hard copy), overnight courier or other method, or (b) on the third business day after mailing by registered or certified first class mail, return receipt requested and postage prepaid.

     17. CONFIDENTIALITY. Except for such disclosures as are required to be made by law or on demand of any governmental authority, GMREDCO shall keep confidential all information regarding the Projects and GMREDCO's activities under this Agreement unless authorized in writing by RSC to release such information, in which event GMREDCO shall abide by RSC's reasonable instructions.

     18.  GENERAL PROVISIONS

          18.1 GOVERNING LAW. This Agreement is entered into in the State of California and shall be governed by the laws of the State of California applicable to contracts made and to be wholly performed in that State.

          18.2 SEVERABILITY. If any provision of this Agreement shall be determined by a court, arbitrator or regulatory authority of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegal or invalid provision shall be deemed modified to the minimum extent necessary to render it legal and valid and, if such provision is not susceptible to such modification then such provision shall be severed from this Agreement and, in either event, the remainder of this Agreement shall remain in full force and effect; PROVIDED, HOWEVER, if such illegal or invalid provision cannot be reasonably modified or stricken from this Agreement without substantial impairment of a Party's rights and expectations under this Agreement, then this Agreement shall be terminated.

          18.3 WAIVER; CONSENTS. No consent or waiver, express or implied, by either Party hereto to or of any breach or default by the other Party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such Party hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of RSC or GMREDCO shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

          18.4 TIME OF ESSENCE. Time is of the essence in the performance of this Agreement.

          18.5 FORCE MAJEURE. A delay in or failure of performance by either Party of its obligations under this Agreement, other than with respect to the payment of money, shall not constitute a default if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of such Party and its agents, employees, contractors, subcontractors and consultants, including but not limited to expropriation or confiscation of facilities, compliance with any order or request of any governmental authority or person purporting to act therefor, acts of declared or undeclared war, public disorders, rebellion, sabotage, earthquakes, floods, severe adverse weather conditions, natural disasters, fire, explosions, riots, strikes, inability of a Party to obtain necessary materials (or reasonable substitutions therefor), permits or licenses due to existing or future laws, rules or regulations of governmental authorities, or any other causes not within the reasonable control of such Party or its agents, employees, contractors, subcontractors and consultants, and which by the exercise of reasonable diligence such Party is unable to prevent. However, (a) GMREDCO shall not be entitled to the benefits of this section unless it gives prompt written notice to RSC of the existence of any event, occurrence or condition which it believes permits a delay in the performance of its obligations pursuant to this section, and (b) no such force majeure event shall prevent either Party from exercising any right it may have to terminate this Agreement other than due to the default of the other Party.

          18.6 ASSIGNMENT AND SUBCONTRACTORS. By this Agreement, RSC has specifically bargained for the unique and particular services of the GMREDCO named in this Agreement and the personal services of Gary L. McDonald. Therefore, GMREDCO shall have no right, power or authority to assign or delegate any of its rights, duties or obligations under, or arising pursuant to, this Agreement, or any portion hereof, either voluntarily, involuntarily or by operation of law, without the prior written approval of RSC, which approval RSC may grant or withhold in its sole and absolute discretion. Consent by RSC of any particular assignment or delegation shall not constitute approval to any subsequent assignment or delegation. Without limiting the foregoing, GMREDCO shall not subcontract its services, or any portion thereof, without the prior written approval of RSC. Any approval by RSC of any subcontract of GMREDCO's services or any part thereof shall not be construed to make RSC a party to such subcontract or to expose RSC to any claims or liabilities arising thereunder. RSC shall have the right to assign this Agreement, but such assignment shall not discharge or release RSC from its duties and obligations to GMREDCO in the event that RSC's assignee does not perform such duties and obligations. Without waiving the foregoing provisions, all of the rights, benefits, duties, liabilities, and obligations of the Parties shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

          18.7 ENTIRE AGREEMENT. This Agreement contains all of the understandings and agreements of the Parties, and supersedes all prior written and contemporaneous oral discussions, negotiations, understandings and agreements of the Parties, with respect to the subject matter of this Agreement.

          18.8 AMENDMENTS. This Agreement may not be amended except by a written instrument signed by all of the Parties.

          18.8 CAPTIONS AND HEADINGS. All captions and headings used in this Agreement are provided for convenience and ease of reference only and are not to be considered in the construction or interpretation of any provision of this Agreement.

          18.9 INTERPRETATION. Whenever the context requires, all words used in the singular number shall be deemed to include the plural and vice versa, and each gender shall include any other gender. The use of the word "including", when following any general statement, shall not be construed to limit such statement to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation," or "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. This Agreement has been negotiated at arms-length between the Parties and shall be interpreted as if drafted by both Parties. The Parties expressly waive any rule of construction that would interpret any ambiguous provision against the Party responsible for drafting such provision.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives on the dates set forth beneath their signatures hereto, effective as of the Effective Date.

"RSC"                              "GMREDCO"

REGENCY SERVICE CORPORATION,       GARY L. McDONALD REAL ESTATE
a California corporation                AND DEVELOPMENT CO.,
                                   a California corporation


By:  /s/ STEVE HERTEL              By:     /s/ GARY L. McDONALD
     --------------------                  -------------------------
     Steve Hertel                  Name:   Gary L. McDonald
     President                     Title:  President, Chief Executive Officer

Date:  April 10, 1997              Date:   April 10, 1997
     --------------------                  -------------------------

                                    EXHIBIT A

                              SCHEDULE OF PROJECTS


PARTNERSHIPS                                 PROJECT TYPE
------------                                 ------------

Highlands at Fort Washington                      SFR

Glen Castle L.P.                                  SFR

Excalibur Estates                                 SFR/LOTS


RSC OWNED PROJECTS
------------------

Blackhorse I                                      SFR

Blackhorse II                                     SFR

Blackhorse III                                    SFR

Seville Estates II                                LOTS

St. Andrews Green                                 LOTS

Woodward Classics Estates II                      SFR

                                    EXHIBIT B

                              COMPENSATION SCHEDULE

In consideration for services actually rendered by GMREDCO to RSC under this Agreement, RSC agrees to compensate GMREDCO according to the following terms:
CONSTRUCTION SERVICES FEE:

     RSC shall pay GMREDCO a fee of $2.50 per square foot of floor area of each residential unit (excluding garage and any out-buildings) included within the Construction Work and completed by GMREDCO. The fee for each unit shall be paid in three installments as follows:

     (a)  one-third of such sum shall be paid when the unit has been framed;

     (b) one third of such sum shall be paid when the drywall installation for such unit has been completed; and

     (c) one-third of such sum shall be paid after recordation of the notice of completion for such unit and either the unconditional waiver of all mechanics lien rights for such unit has been received by RSC or the period by which such liens may be asserted shall have expired.

     At GMREDCO's request and in RSC's discretion, RSC may accelerate the foregoing payment schedule.

     With respect to any residential units under construction on April 1, 1997 and designated by RSC for completion by GMREDCO under this Agreement, GMREDCO shall be paid a prorata portion of the foregoing fee based on the percentage of completion of such units at that date (i.e., if the unit is 60% completed at April 1, 1997, then GMREDCO shall be paid 40% of the product obtained by multiplying the square footage of the unit by $$2.50).

     With respect to any units under construction at the expiration or termination of this Agreement, GMREDCO shall be paid a prorata portion of the foregoing fee based on the percentage of completion of such units at the expiration or termination date.

CONTRACT WARRANTY WORK FEE.

     With respect to any warranty work provided by GMREDCO at RSC's request on units constructed by a general contractor other than GMREDCO, whether or not such units were completed before or after the Effective Date, RSC shall pay to GMREDCO a fee based on the time and materials required to complete such warranty work. The amount of such fee (or the formula for determining such fee) shall be subject to the mutual agreement of the Parties.

PUNCHOUT LIST WORK

     With respect to any punchout list work which does not constitute a claim against GMREDCO's warranty (for which GMREDCO shall be solely responsible), RSC shall pay to GMREDCO a fee based on the time and materials required to complete such punchout work. The amount of such fee (or the formula for determining such fee) shall be subject to the mutual agreement of the Parties.

MARKETING AND SALES FEE:

     Except with respect to Lots within the St. Andrews Green Project, RSC agrees to pay GMREDCO a commission of two and one-half percent (2_%) of the sales price of each Lot designated by RSC for sale by GMREDCO and sold, whether improved or unimproved. For Lots within the St. Andrews Green Project, the commission amount shall be three percent (3%) of the sales price. Notwithstanding the foregoing, if one or more other brokers participate in the sale of a Lot, RSC agrees to pay the sales commission due such other broker(s), not to exceed a total commission of six percent (6%).

     Such commission will be paid at the close of escrow from the sales proceeds actually received by RSC, if, as and when each sale is consummated, the purchase price (net of fees, costs and prorations allocated to RSC) for such sale is received by RSC, and title is transferred to the buyer of the Lot sold. Notwithstanding the foregoing, no commission shall be due or payable to GMREDCO with respect to a Lot if (a) the buyer of the Lot was procured by RSC or any RSC Affiliate, or (b) the sale of such Lot is not finally consummated as provided above, for any reason, including, without limitation, due to (i) the acts or omissions of RSC, its agents, employees or representatives; (ii) the buyer's failure or refusal to accept the title offered by RSC; or (iii) the unmarketability or uninsurability of the title.

     GMREDCO's right to receive, and RSC's obligation to pay, such commission with respect to the sale of any particular Lot shall survive the expiration or termination of this Agreement for a period of ninety (90) days; PROVIDED that
(a) on or before the termination of this Agreement (i) a binding contract of sale shall have been entered into between RSC and the buyer of such Lot,
(ii) such contract shall be subject only to customary conditions of purchase (e.g., buyer's approval of the condition of the property and title, and buyer's ability to obtain financing), (iii) an escrow account shall have been opened and the buyer shall have placed its initial deposit therein; (b) this Agreement shall not have been terminated by RSC due to GMREDCO's default; and (c) payment of such commission shall not violate or contravene the terms of any law, rule, regulation, order or directive from any regulatory agency or other governmental authority having or purporting to have jurisdiction over RSC or any of its Affiliates. After the expiration of such ninety (90) day period, all rights of GMREDCO to receive such commission shall terminate absolutely, notwithstanding any role GMREDCO may have had in procuring a buyer for any Lot.

                                   2